TERMINATION AGREEMENT

     THIS TERMINATION AGREEMENT (this “Agreement”), dated November 10, 2009 (the “Termination Date”) is between:

     Angiotech Pharmaceuticals, Inc., a company organized and existing under the laws of British Columbia, Canada, with an office at 1618 Station Street, Vancouver, BC, Canada V6A 1B6 (“Angiotech”); and

     CombinatoRx Incorporated, a company organized and existing under the laws of Delaware, with an office at 245 First Street, Cambridge, MA 02142 (“CombinatoRx”).

     WHEREAS, Angiotech and CombinatoRx are parties to a Research and License Agreement, dated October 3, 2005 (the “Research and License Agreement”) pursuant to which CombinatoRx has performed certain research activities for Angiotech during the Research Period (as defined in the Research and License Agreement);

     WHEREAS, the Research Period initially ran until April 30, 2008, but was extended by Angiotech to October 3, 2010 upon payment to CombinatoRx of an additional $7,000,000;

     WHEREAS, the Angiotech and CombinatoRx have determined that it is in their best interests to mutually terminate the Research and License Agreement under the terms and conditions of this Agreement;

     NOW, THEREFORE, in consideration of the promises and mutual covenants and other good and valuable consideration hereinafter set forth, the receipt and sufficiency of which is hereby acknowledged, Angiotech and CombinatoRx (individually referred to as “Party” and collectively as “Parties”) hereby agree as follows:

(1)	Termination of Research and License Agreement. Effective as of the Termination Date, the Research and License Agreement shall terminate and shall have no further force or effect, nor ongoing obligations, subject to survival of certain provisions as set forth in Article 2 hereof.

(2)	Consequences of Termination.

(a) Return of Material; Termination of Rights. Except as set forth in Section 2(b) below, all rights and licenses granted by one Party to the other Party, and all obligations of one Party to the other Party, under the Research and License Agreement shall terminate, and each Party shall return all data, files, records and other materials in its possession or control containing or comprising the other Party’s Information, or other Confidential Information (each as defined in the Research and License Agreement) to which such first Party does not retain rights under the Research and License Agreement or this Agreement (except one copy of which may be retained by the returning Party solely for archival purposes). For the avoidance of doubt, Section 15.9 of the Research and License Agreement shall be of no further force or effect.

(b) Surviving Obligations. Article 10 and the rights and obligations of the Parties thereunder shall survive the termination of the Research and License Agreement by this Agreement. For the avoidance of doubt, Section 15.10 of the Research and License Agreement shall be of no further force or effect.

(c) Other Matters. For purpose solely of clarity, CombinatoRx shall not be required to refund to Angiotech any funds paid to CombinatoRx under the Research and License Agreement. Angiotech shall own all right, title and interest to any and all intellectual property which has already been transferred to it in accordance with the terms of the Research and License Agreement.

(3)	Mutual Release. Each of Angiotech and CombinatoRx, in consideration of the agreements hereunder and for other valuable consideration, the receipt and sufficiency of which are acknowledged, for themselves, and for their respective subsidiaries, affiliates, agents, directors, officers, employees, successors, attorneys and assigns (“Angiotech Releasors” and “CombinatoRx Releasors,” respectively) fully releases and discharges, and covenants not to sue, the other Party, its present and former subsidiaries, affiliates, directors, officers, employees, agents, stockholders, successors, attorneys and assigns, forever, from and with respect to any claims, liabilities, actions and suits of any nature, whether in law, at equity or otherwise, which the Angiotech Releasors and the CombinatoRx Releasors ever had or now have upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the Termination Date that relates to or arises from the Research and License Agreement or its termination; provided that the foregoing shall not relieve either Party of its obligations under this Agreement.

(4)	Entire Agreement; Modifications; Waiver. This Agreement (together with the Research and License Agreement) fully expresses the entire understanding between the Parties, and supersedes any prior agreements, understandings, or discussions between the Parties. It may not be hereafter added to, altered, or modified except by written instrument signed by both Parties. No delay, or omission in the exercise of any right, power, or remedy hereunder by either Party shall impair such right, power, or remedy or be considered to be a waiver of any default or acquiescence therein by such Party.

(5)	Severability. In the event that any provision of this Agreement is determined to be invalid or unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect without said provision. In such event, the Parties shall in good faith attempt to negotiate a substitute clause for any provision declared invalid or unenforceable, which substitute clause shall most nearly approximate the intent of the Parties in agreeing to such invalid provision, without itself being invalid.

(6)	Governing Law; Arbitration. This Agreement shall be governed, interpreted and construed in accordance with the substantive laws of the State of New York, without regard to conflict of laws principles thereof. Any dispute, controversy or claim arising under, out of, in connection with or in relation to this Agreement, or the breach, termination, validity or enforceability of any provision hereof, will be resolved as set forth in Article 16 of the Research and License Agreement.

(7)	Binding on Successors and Assigns. This Agreement is binding upon each Party, and shall inure to the benefit of each Party to this Agreement and their respective officers, directors, investors, employees, counsel, agents, subsidiaries, parent corporations, affiliated companies, predecessors, successors, assigns, agents, heirs, and personal representatives.

(8)	Joint Drafting. For purposes of construction, this Agreement shall not be deemed to have been drafted by any Party, and any ambiguity shall not be construed against any Party.

(9)	Execution; Execution in Counterpart. Each Party represents and warrants that it has full power and authority to enter into this Agreement and without conflict with any other agreement or obligation of such Party. This Agreement may be executed in counterpart by the Parties, either through original copies or by facsimile or electronic copies. An executed copy of this Agreement delivered by facsimile or electronically will constitute valid execution and delivery of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives, effective as of the Termination Date.

Angiotech Pharmaceuticals, Inc.	CombinatoRx, Incorporated

/s/ David D. McMasters	/s/ Jason F. Cole

Signature	Signature
David D. McMasters	Jason F. Cole

Printed Name	Printed Name
General Counsel	SVP & General Counsel

Title	Title